Exhibit 99



Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
April 22, 2005                                              President and CEO
                                                                   or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913


         WVS FINANCIAL CORP. ANNOUNCES INCREASED THIRD QUARTER AND NINE
          MONTHS ENDED MARCH 31, 2005 NET INCOME AND EARNINGS PER SHARE

     Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1,987,000 or $0.81 per diluted share, for the nine months ended March 31, 2005 as compared to net income of $1,586,000 or $0.62 per diluted share for the same period in 2004. The $401,000 increase in net income during the period was primarily attributable to a $1,009,000 increase in net interest income and a $313,000 increase in non-interest income and a $59,000 decrease in non-interest expense, which were partially offset by a $837,000 change in the provision for loan losses and a $143,000 increase in income tax expense. The increase in net interest income reflects the increase in short-term market interest rates, higher overall yields on adjustable rate earning assets and higher average balances mortgage-backed securities. The change in the provision for loan losses was primarily attributable to a $66 thousand provision for loan losses during the nine months ended March 31, 2005 as opposed to a $771,000 credit provision taken in fiscal 2004 due to the work-out of non-performing assets. The increase in non-interest income was primarily attributable to $335,000 of pre-tax gains recognized on the sale of investments from the Company's investment portfolio during the nine months ended March 31, 2005. The decrease in non-interest expense was primarily attributable to decreases in legal fees and costs associated with the work-out of non-performing assets. The increase in income tax expense was primarily the result of increased levels of taxable income.

     Net income and diluted earnings per share for the quarter ended March 31, 2005 totaled $564,000 and $0.23, respectively, compared to a $464,000 and $0.18 for the same period in 2004. The $100,000 increase in net income during the quarter was primarily attributable to a $140,000 increase in net interest income and an $8,000 decrease in non-interest expense, which were partially offset by a $35,000 decrease in income tax


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

expense, a $9,000 decrease in credit provisions for loan losses and a $4,000 decrease in non-interest income. The increase in net interest income was primarily the result of higher yields earned and higher average balances of investment and mortgage-backed securities. The increase in income tax expense was due to increased levels of taxable income.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.




                               --TABLES ATTACHED--
                                      # # #


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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                March 31,       June 30,
                                                   2005           2004
                                               (Unaudited)     (Unaudited)
                                                ---------       ---------
Total assets                                    $425,938        $433,624
Investment securities held-to-maturity           225,393         269,173
Investment securities available-for-sale           2,124           4,416
Mortgage-backed securities held-to-
   maturity                                      118,276          72,233

Mortgage-backed securities available-for-
   sale                                            3,130           3,357
Net loans receivable                              60,622          67,968
Deposits                                         160,508         160,563
FHLB advances                                    163,336         149,736
Other borrowings                                  70,405          91,639
Equity                                            28,824          29,199
Book value per share                               11.98           11.84
Return on average assets                            0.65%           0.58%
Return on average equity                            9.11%           7.64%


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

                                       WVS FINANCIAL CORP. AND SUBSIDIARY
                                      SELECTED CONSOLIDATED OPERATING DATA
                                      (In thousands except per share data)

                                                 Three Months Ended                     Nine Months Ended
                                                     March 31,                             March 31,
                                                    (Unaudited)                           (Unaudited)
                                           ------------------------------        -----------------------------
                                               2005               2004               2005             2004
                                           -----------        -----------        -----------       -----------
Interest income                            $     4,509        $     4,067        $    13,344       $    11,833
Interest expense                                 3,018              2,716              8,747             8,245
                                           -----------        -----------        -----------       -----------
Net interest income                              1,491              1,351              4,597             3,588
Provision for loan losses                           (5)               (14)                66              (771)
                                           -----------        -----------        -----------       -----------
Net interest income after
  provision for loan losses                      1,496              1,365              4,531             4,359
Non-interest income                                159                163                832               519
Non-interest expense                               891                899              2,671             2,730
                                           -----------        -----------        -----------       -----------
Income before income tax
  expense                                          764                629              2,692             2,148
Income taxes                                       200                165                705               562
                                           -----------        -----------        -----------       -----------

NET INCOME                                 $       564        $       464        $     1,987       $     1,586
                                           ===========        ===========        ===========       ===========

EARNINGS PER SHARE:
  Basic                                    $      0.23        $      0.18        $      0.81       $      0.62
  Diluted                                  $      0.23        $      0.18        $      0.81       $      0.62

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                      2,430,679          2,525,612          2,443,163         2,553,860
  Diluted                                    2,435,935          2,533,697          2,448,792         2,562,887



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